STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	12
Beginning Date of Accrual Period	21-Jul-03
End Date of Accrual Period	19-Aug-03
Payment Date	20-Aug-03
Previous Payment Date	21-Jul-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	40,531,997.58
Collections of Interest (net of Servicing Fee and principal recoveries)	5,251,835.01
Servicing Fee	293,552.65
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	45,980,137.24
Interest Paid to Notes	806,028.72
Principal Paid to Notes	44,880,555.87
Servicing Fee	293,552.65
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	704,526,352.95
Principal Collections (including repurchases)	40,531,997.58
Charge off Amount	(75,847.99)
Ending Pool Amount	663,918,507.38

Collateral Performance
Cash Yield (% of beginning balance)	9.45%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.13%
Net Yield	9.32%
Cumulative Realized Losses	(380,243.27)
Cumulative Loss Percentage	0.04%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	15,121,043.15
30-59 days number of Home Equity Loans	136
60-89 days principal balance of Home Equity Loans	2,792,668.89
60-89 days number of Home Equity Loans	30
90+ days principal balance of Home Equity Loans	7,710,288.06
90+ days number of Home Equity Loans	86
90+ days Delinquency Percentage	1.16%
90+ days Rolling Average	0.96%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	6,964
Number of Home Equity Loans outstanding (Ending of Collection Period)	6,608
Number of Home Equity Loans that went into REO	2
Principal Balance of Home Equity Loans that went into REO	221,943.88

Overcollateralization
Begin Overcollateralization Amount	80,504,115.03
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	4,348,558.29
End Overcollateralization Amount	84,776,825.33

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateralization Amount	80,428,267.04
Interim Overcollateralization Deficiency	17,068,729.63

Excess Cashflow	4,348,558.29

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	59.25%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	46.739628
2. Principal Distribution per $1,000	45.915021
3. Interest Distribution per $1,000	0.824607

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.10000%
2. Formula Rate (1-mo. Libor plus 45 bps)	1.55000%
3. Available Funds Cap	9.23190%
4. Note Rate	1.55000%
5. Days in Accrual Period	30

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	806,028.72
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	624,022,237.92
2. Principal Payment Amount paid	40,531,997.58
3. Distributable Excess Cashflow paid	4,348,558.29
4. Note Principal Amount, after payments	579,141,682.05

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8723084